Exhibit 99.1

TPG Appoints Anilu Vazquez-Ubarri as Chief Operating Officer
Ken Murphy to Retire from the Firm

San Francisco and Fort Worth, Texas – September 5, 2023 – TPG (NASDAQ: TPG), a global alternative asset management firm, announced that effective today, Partner and Board Member Anilu Vazquez-Ubarri has been named Chief Operating Officer of the firm. As COO, Vazquez-Ubarri will lead TPG’s operational functions globally to enable the firm’s strategic business and investment priorities. She will continue to partner closely with CEO Jon Winkelried and the rest of the firm’s leadership team to develop and drive TPG’s growth strategy. Vazquez-Ubarri succeeds Ken Murphy, who will retire from the firm after a planned transition period.
“As we continue to grow our platform and expand our investment capabilities, it’s critical that our operating infrastructure aligns with our mandate and focus on continuous innovation. Anilu has been at the forefront of several milestones at the firm, including our IPO in 2022 and our recent acquisition of Angelo Gordon. She is a highly skilled and strategic operator whose leadership and counsel are valued at every level of our organization,” said Jon Winkelried, CEO of TPG. “Since joining the firm in 2015, Ken has been instrumental in developing our infrastructure and expanding our operating capabilities. Ken’s impact positioned TPG to become a public company and continues to enable our growth. We thank him for his leadership, partnership, and significant contributions over many years.”
Vazquez-Ubarri joined TPG in 2018 and most recently served as Partner and Chief Human Resources Officer of the firm. She is responsible for developing and implementing a multi-year human resources strategy that reflects the current and future state of the business, prioritizes talent development and management, and helped institutionalize TPG’s culture of inclusivity, transparency, and innovation. This strategy was critical to executing TPG’s 2022 IPO and several other important firm growth initiatives. In addition, Vazquez-Ubarri is a founding member of TPG NEXT, the firm’s strategy to seed and stake diverse investment managers, and she currently serves as a senior sponsor and investment committee member for NEXT’s inaugural fund. Anna Edwin, TPG’s Global Head of Talent, will become the Global Head of Human Resources, reporting to Vazquez-Ubarri.
“I was drawn to TPG given its distinct culture, which is transparent, entrepreneurial, and founded on a shared passion for problem solving and commitment to investment excellence,” said Vazquez-Ubarri. “In my time at the firm, I have been proud to partner with excellent colleagues to drive innovation and growth, and I am thrilled to have the opportunity to broaden this work in my new role as COO.”
Before joining TPG, Vazquez-Ubarri spent more than a decade at Goldman Sachs, where she last served as the firm’s Global Head of Talent and Chief Diversity Officer. Prior to Goldman Sachs, Vazquez-Ubarri was an associate at Shearman & Sterling LLP in the Executive Compensation & Employee Benefits group. She currently serves as a director on the boards of Upwork Inc. and Greenhouse Software and on the boards of nonprofit companies Teach for America-Bay Area, the Vera Institute of Justice, and Charter School Growth Fund.
About TPG
TPG is a leading global alternative asset management firm, founded in San Francisco in 1992, with $139 billion of assets under management and investment and operational teams around the world. TPG invests across five multi-strategy platforms: Capital, Growth, Impact, Real Estate, and Market Solutions and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities.

Shareholder contact:
Gary Stein
212-601-4750
shareholders@tpg.com

Media contact:
Luke Barrett or Courtney Power
415-743-1550
media@tpg.com